Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
James H. Weber
Senior Vice President,
Marketing and Investor
Relations Officer
Tel: (440) 989-3005

LORAIN, Ohio — April. 20, 2004 —LNB BANCORP, INC., (Nasdaq: LNBB) today announced financial results for the first quarter ended March 31, 2004. All 2003 financial statements and related per-share amounts herein have been restated to reflect a three-for-two stock split on March 14, 2003.

For the quarter ended March 31, 2004, LNB Bancorp, Inc. reported net income of $2,256,000, or $.34 per share. This compares to first quarter 2003 net income of $2,191,000, or $.33 per share, which represents an increase of three percent in earnings and earnings per share.

“We are pleased to report year-over-year earnings improvement, but the first quarter of 2004, much like 2003, was a challenging period for community banks. Historically low interest rates continue to pressure the net interest margins of most community banks. This pressure certainly impacted our Corporation during the first quarter. Probably more important however, is continued weakness in loan demand in our local market. This slowing of loan growth, combined with margin pressure, is expected to continue into at least the third quarter of 2004,” said President and Chief Executive Officer James F. Kidd.

Kidd continued, “Our goals for 2004 are aggressive and include the opening of two new full service offices and a loan production office. During the first quarter we opened our new office in Avon, Ohio and are pleased with the activity in this office. In the second quarter our new office in Avon Lake, Ohio and a loan production office in Westlake, Ohio will open. The management team and the entire staff is aware of the challenges that face us in future months, and we are working diligently to generate shareholder value through market expansion, generation of new sources of revenue and prudent expense control. I am confident that these efforts will assure that the Corporation remains strong.”

Total assets increased by $30.4 million, or 4 percent, to $752.4 million at March 31, 2004, compared to $722.0 million at March 31, 2003. This increase in assets is primarily due to growth in commercial, home equity and purchased loans.

Return on average equity for the first quarter of 2004 was 13.2 percent compared to 13.2 percent for the first quarter of 2003. Return on average assets was 1.21 percent for the first quarter of 2004, compared to 1.24 percent for the first quarter of 2003.

Net interest income for the first quarter was $6,870, 000, which represents a decrease of 4.0 percent, or $290,000, from net interest income of $7,160,000 in the first quarter of

2003. This decrease in net interest income is primarily due to slow growth in the Corporation’s earning asset base, the continued low interest rate environment and increasing competitive pricing pressure. The prolonged low interest rate environment and the re-pricing that has occurred on the balance sheet, resulted in a net interest margin of 4.02% at March 31, 2004 as compared to 4.39% reported at March 31, 2003. It is expected that the Corporation and industry will continue to experience downward pressure on its net interest margin for much of 2004.

Operating income for the first quarter was $2,856,000, which increased $157,000, or 5.8 percent, from $2,699,000 for the same quarter in 2003. This increase for the quarter is due to increases in Investment and Trust Services income, Service charges on deposits accounts, and Gains on the sales of securities.

Operating expenses for the first quarter decreased $163,000, or 2.7 percent, to $5,976,000 from $6,139,000 for the same period in 2003. This decline is the result of staff reductions in the fourth quarter of 2003, as well as operational efficiencies and other initiatives in 2003 to reduce or moderate the growth in operating costs.

Cash dividends declared per share increased $.01 in the first quarter of 2004, or 5.9 percent, to $.18 per share, up from $.17 per share in the first quarter of 2003.

About LNB Bancorp, Inc.

LNB Bancorp, Inc., is a $752 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE) formed and approved in 2002, that provides qualified businesses with debt financing including commercial mortgage, construction, and commercial equipment loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain, County, Ohio. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the “safe-harbor” provisions of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp’s filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations.

-Financial Highlights Follow-

LNB Bancorp, Inc.
Financial Highlights

Selected Operating Data (unaudited)	Three Months Ended March 31,
(Dollars in Thousands, except per share data)	2004	2003
Net interest income	$6,870	$7,160
Provision for loan losses	525	564
Operating income	2,856	2,699
Operating expense	5,976	6,139
Net Income	$2,256	$2,191
Total assets	$752,392	$722,048
Total loans	529,189	504,776
Total deposits	563,813	578,855
Other borrowings	113,266	69,264
Total shareholders’ equity	$69,543	$67,372
Weighted average shares outstanding	6,617,715	6,602,127
Weighted average diluted shares outstanding	6,627,891	6,616,966
Earnings per share	$.34	$.33
Earnings per diluted share	$.34	$.33
Cash dividends per common share	$.18	$.17
Dividend payout ratio	52.7%	52.0%
ROAA	1.21%	1.24%
ROAE	13.18%	13.22%
Net interest margin	4.02%	4.39%